Exhibit 99.1

Radian Releases Delinquency Data for December

PHILADELPHIA--(BUSINESS WIRE)--January 9, 2013--Radian Guaranty Inc., the mortgage insurance subsidiary of Radian Group Inc., today released data for primary mortgage insurance delinquencies for December 2012 and for the years ended December 2012 and 2011, respectively. These details may also be found on Radian’s website at http://www.radian.biz/page?name=NewsReleases. Previously released historical data is also available on the website at http://www.radian.biz/page?name=FinancialReportsMortgageInsurance.

The information below regarding new delinquencies and cures is reported to Radian from loan servicers. The accuracy of these reports may be affected by several factors, including the date on which the report is generated and by the timing of servicing transfers.

	December 2012	2012	2011
Primary New Insurance Written ($ in billions)	$3.85	$37.1	$15.5

Beginning Primary Delinquent Inventory (# of loans)	92,770	110,861	125,470
Plus: New Delinquencies	6,740	73,517	94,817
Less: Cures	(4,638)	(61,906)	(77,997)
Less: Paids (including those charged to a deductible or captive)	(1,638)	(18,993)	(24,479)
Rescissions and Denials	(65)	(10,370)	(6,950)
Ending Primary Delinquent Inventory (# of loans)	93,169	93,169	110,861

Primary New Insurance Written totals for 2012 and 2011, respectively, reflect any adjustments to prior monthly reported NIW numbers.

About Radian

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

Forward-Looking Statements

Some of the statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations, estimates and projections. Words such as "will," "expects," "believes" and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events or our future financial performance that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements. As a result, these statements speak only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2011, Item 1A of Part II of our Quarterly Reports on Form 10-Q filed in 2012, and subsequent reports and registration statements filed from time to time with the Securities and Exchange Commission.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz